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Exhibit 10.10

AGREEMENT

1.
This is an agreement between Nationwide Financial Solutions, Inc. ("NFS") and William L. Mullins.

2.
Mr. Mullins promises to raise at least one million dollars ($1,000,000.00) from private accredited investors for NFS by April 1st, 2004.

3.
Upon performance by Mr. Mullins, NFS agrees to compensate Mr. Mullins in one of the two following ways:

A.
One hundred thousand (100,000) shares of NFS, capital revised with consideration being NFS, restricted and unrestricted shares.

OR

  B.
  Ten percent (10%) of the proceeds of capital raised by Mr. Mullins.

4.
If Mr. Mullins is unable to perform within the specific time period, NFS will not be liable to compensate Mr. Mullins. Partial performance by Mr. Mullins does not automatically entitle Mr. Mullins for partial compensation. In an event of partial performance by Mr. Mullins, NFS may decide to partially compensate Mr. Mullins, the compensation depending completely on whatever NFS deems fair and appropriate, or NFS may decide not to compensate Mr. Mullins at all.

5.
Mr. Mullins reserves the right to choose his form of compensation from the afore-mentioned options. Mr. Mullins has to inform NFS about the form of his compensation no later than April 15th, 2004. Once Mr. Mullins has chosen the form of compensation, he cannot change it.

6.
Mr. Mullins is required to have any investor, who is investing in NFS, sign a subscription agreement.

7.
For any investor, Mr. Mullins solicits for investing in NFS; Mr. Mullins takes responsibility regarding the source of the Investor's funds. NFS, its subsidiaries, affiliates, officers, and employees, will not be held responsible to investigate the source of funds of any investor, nor will NFS, its subsidiaries, affiliates, officers, and employees, be held liable for any damages arising out of any circumstance related to the authenticity of funds from any investor.

8.
For any reason, if this document is held void, NFS, its subsidiaries, affiliates, officers, and employees, will not be held liable for any damages arising out of this agreement.

9.
Both parties agree to submit any and all disputes to binding Arbitration under the auspices of the American Arbitration Association (AAA).

10.
Venue, law, and jurisdiction governing any dispute shall be the Town of Tempe and the County of Maricopa in the state of Arizona.

/s/ STEVE LUKE Steve Luke Chief Executive Officer Nationwide Financial Solutions, Inc.	/s/ WILLIAM L. MULLINS William L. Mullins Managing Member Pursuit Holdings, Inc.
Date 01/27/04	Date 01/27/04

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AGREEMENT